Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3
(Form Type)

BITNILE METAVERSE, INC.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	-	-	-	-	-	-	-	-	-	-	-	-	-

Fees Previously Paid	Equity	Common Stock	Rule 457(c)		15,741,780 (1)	$1.00(2)	15,741,780(2)		$1,734.75	-	-	-	-

Carry Forward Securities

Carry Forward Securities	-	-	-		-	-	-	-	-	-	-	-	-

	Total Offering Amounts

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due								$1,734.75

(1)	Represents 13,640,875 shares of the Company’s common stock issuable upon the conversion of the Senior Secured Convertible Notes of the Company and 2,100,905 shares of the Company’s common stock issuable upon the exercise of the Warrants to Purchase Common Stock of the Company sold by the Company to the selling stockholders on April 28, 2023.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales price of a share of the Company’s common stock as reported by The Nasdaq Capital Market on September 1, 2023 (such date being within five business days of the date of that this Registration Statement was initially filed with the U.S. Securities and Exchange Commission).